Exhibit 99.1

VirnetX Declares Special Cash Dividend of $1.00 Per Share

Commits to Further Shareholder Distributions of Significant Portion of Any Net Proceeds from Ongoing Litigation Against Apple Inc.

Enters into Cooperation Agreement with Bradley L. Radoff and Michael Torok

March 30, 2023
(Zephyr Cove, NV)

VirnetX Holding Corporation (NYSE: VHC), an Internet security software and technology company with patented technology for secure communications, today announced that its Board of Directors has declared a special cash dividend of $1.00 per common share. The dividend will be paid on or about April 17, 2023 to shareholders of record on April 10, 2023. The aggregate amount of the cash payment to be made in connection with this special dividend will be approximately $71.4 million. Over the course of VirnetX’s history as a public company, including this dividend, VirnetX will have distributed over $165 million in cash to shareholders.

In conjunction with the special cash dividend, VirnetX entered into a cooperation agreement with Bradley L. Radoff and Michael Torok and certain of their respective affiliates (the “Investor Group”), who collectively own approximately 6.6% of VirnetX’s common stock.

As part of the agreement, VirnetX committed to promptly distribute to shareholders 80% of future proceeds, if any, and net of related legal costs, licensing costs and taxes, that it receives from its current litigation with Apple Inc. (“Apple”). During 2021, Apple appealed a 2020 U.S. Federal District Court jury verdict that awarded VirnetX over $500 million in damages. Oral arguments for this appeal were heard by the U.S. Court of Appeals for the Federal Circuit in September 2022.

VirnetX has also agreed to further strengthen its Board of Directors through the selection and addition of another independent director within the next 12 months who will help improve diversity in the boardroom.

Kendall Larsen, Chairman and CEO of VirnetX commented: “With increased clarity into the capital required to commercialize our technology, the Board is pleased to declare a $1.00 per share special dividend. This special dividend reflects our ongoing commitment to enhancing shareholder value. We are confident that we are close to a final outcome in our litigation with Apple, and the Board has committed to distribute to our shareholders a substantial portion of the net proceeds after the case concludes.”

Messrs. Radoff and Torok commented: “We are pleased to have reached this constructive agreement with VirnetX that returns significant capital to the company’s shareholders and look forward to the prospect of meaningful future distributions following the completion of the Apple litigation.”

The agreement with the Investor Group includes a customary standstill and voting commitment. The agreement will be filed on a Form 8-K with the Securities and Exchange Commission.

About VirnetX

VirnetX Holding Corporation is an Internet security software and technology company with patented technology for secure communications including 4G LTE and 5G security. VirnetX’s software and technology solutions, including its Secure Domain Name Registry and Technology, VirnetX One™, VirnetX War Room™, VirnetX Matrix™, and Gabriel Connection Technology™, are designed to facilitate secure communications and to create a secure environment for real-time communication applications such as cloud computing, instant messaging, VoIP, smart phones, e-Readers and video conferencing. VirnetX’s patent portfolio includes over 200 U.S. and foreign granted patents, validations and pending applications. For more information, please visit: http://www.virnetx.com/.

Special Note Regarding Forward-Looking Statements

This press release should be read in conjunction with our Annual Report on Form 10-K (the “Form 10-K”), which is expected to be filed with the Securities and Exchange Commission, before the close of business on March 31, 2023.  Statements herein may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

These forward-looking statements are based upon our current expectations, estimates, assumptions, and beliefs concerning future events and conditions and may discuss, among other things, expectations about products and product performance, expectations about future cash distributions or dividends and the impact of potential and ongoing litigation. Any statement that is not historical in nature is a forward- looking statement and may be identified by the use of words and phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result in,” and similar expressions. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties, and other factors, many of which are outside our control, and could cause actual results to differ materially from such statements and from our historical results and experience. These risks, uncertainties and other factors include, but are not limited to risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including in our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2022  and other filings and reports that we may file from time to time with the SEC, including the Form 10-K. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results and that the risks described herein should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made.

For example, Mr. Larsen’s statement, and this press release generally, refer to:

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Litigation with Apple.  Those statements may imply that VirnetX may soon receive a substantial amount of cash; however we do not control the court’s timetable for a ruling, and we do not know whether that ruling will be favorable, or if it is favorable, whether there may be substantial time between the ruling and the actual receipt of cash, which might be reduced from the amount we currently expect, or eliminated entirely.

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Prospects regarding distributions to shareholders.  These statements may imply that VirnetX may soon make distributions to shareholders. However, if the litigation with Apple does not conclude in VirnetX’s favor, then VirnetX will be unable to do so.

EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD- LOOKING STATEMENT AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.